Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 3rd Quarter Cash Distribution

DALLAS, TEXAS, August 19, 2013—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.201383 per unit. The distribution will be payable September 6, 2013 to unitholders of record on August 29, 2013. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at
http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from April 1, 2013 to June 30, 2013. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 476 million cubic feet (“MMcf”) during this period compared to 443 MMcf in the previous quarter. Prices for this quarter to the trust averaged $4.09 per Mcf compared to $3.34 per Mcf for the previous quarter. Production increased due to some down time on a compressor unit during the first quarter of 2013 with resulting increased production once the compressor came back on line during the second quarter of 2013. If not for that, production for the second quarter of 2013 would have decreased due to the plugging and abandonment of non-economic wells.

In March 2012, WBWB notified the Trustee that it was undertaking a study of the Underlying Properties on a well-by-well basis to determine the economic viability of continuing to produce each individual well. WBWB has plugged and abandoned 11 such wells, mostly in the fourth quarter of 2012. These wells were very low producing and deemed non-economical. Additional information about remaining wells has been disclosed in detail in the Trust’s June 30, 2013 10-Q filed on August 8, 2013. As of June 30, 2013, an additional 8 wells have been plugged and abandoned. The additional decisions on a well by well basis could adversely affect the Trust’s future revenue stream, and if a significant number of wells are abandoned, it could cause a termination of the Trust.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc. The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548